Exhibit 3.23
CERTIFICATE OF FORMATION
OF
AUSTIN SURGICAL HOLDINGS, LLC

This Certificate of Formation of Austin Surgical Holdings, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (“Act”).

1.	The name of the Company is Austin Surgical Holdings, LLC.

2.	The name and address of the registered agent of the Company shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.	The address of the registered office of the Company shall be 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned, an authorized person or agent or attorney-in-fact of the Company, has caused this Certificate of Formation to be duly executed as of the 17th day of February, 2009.

AUSTIN SURGICAL HOLDINGS, LLC
/s/ Crista A. Harwood
Crista A. Harwood, Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:20 PM 02/17/2009
FILED 04:00 PM 02/17/2009
SRV 090150334 - 4656221 FILE